Exhibit 10.1

Agilent Technologies, Inc. 395 Page Mill Road, MS A3-14 Palo Alto, California 94306

Adrian Dillon Executive Vice President Finance and Administration Chief Financial Officer

April 4, 2006

Keith Barnes

[address]

Dear Keith,

We are pleased that you are interested in joining our team at Verigy, the Agilent Technologies Semiconductor Test Systems business that we plan to spin off by the end of the fiscal year. This letter outlines our offer of employment for the position of Chief Executive Officer and our intent to nominate you to serve as a member of the board of directors of Verigy. This offer is subject to the approval of Agilent’s Compensation Committee.

Your base salary will be $500,000 per year, and you will be a participant in the Verigy variable pay program at the beginning of the next fiscal quarter. If your start date is on or before May 1, 2006, you will be a participant in the Verigy variable pay program beginning May 1, 2006. Your annual variable pay target bonus opportunity will be 100%, paid semiannually and broken out as follows: 1) 15% target bonus opportunity tied to Verigy long-term financial goals; 2) 85% target bonus opportunity based upon other short-term financial and operational goals to be determined. For your first year of employment, we will guarantee you a payout at 50% of your target annual bonus ($250,000), paid semiannually and contingent on your continued service as provided under the program.

In addition, we are pleased to offer you an initial Restricted Stock grant equivalent to $800,000 in value. This grant of Verigy restricted stock will be effective at the date of the Initial Public Offering, and the number of shares will be determined using the price at which the shares will be first offered to the public (as reflected on the cover page of the final prospectus, the “Public Offering Price”). We also offer you a non-qualified option to purchase 750,000 shares, effective at the date of the Initial Public Offering, with an exercise price equal to the Public Offering Price. Both components of this initial equity grant will vest 25% per year, on an annual basis, with the first 25% vesting on the first anniversary of the IPO date. The terms and conditions of your grant will be governed by the Verigy stock plan and subject to the Verigy Board of Directors’ approval. In addition to this “initial hire” equity grant, you can anticipate subsequent annual Long Term Incentive awards based on performance and market practice.

Should you join Agilent Technologies/Verigy, we will reimburse you for actual and reasonable living expenses (lodging, car rental, meals, and travel to and from Portland for you and on occasion your family) subject to a monthly cap of $6,500 for a period not to exceed 3 years from the date of hire. You will provide documentation of such expenses in order to receive these reimbursements. After 3 years from your hire date, you agree to relocate to the Bay Area from Portland. Your relocation will be covered under the Verigy Relocation program. Verigy will reimburse you for documented actual and reasonable expenses incurred in relocating from Portland to the Bay Area (e.g., shipment of household goods, final move to new location, relevant fees and commissions, and reimbursement for the tax cost, if any, related to the reimbursement of relocation expenses).

Should you join Agilent Technologies/Verigy, you will have the opportunity to receive a severance benefit. Prior to the date of the IPO, in the event of your involuntary termination without cause or your voluntary termination with good reason, or in the unlikely event that the IPO does not take place by December 31, 2006, you will be eligible to receive a severance benefit equal to 12 months of your current annual base salary plus 100% of your annual target bonus and COBRA coverage paid by the employer until the earlier to occur of the date (i) that is twelve months after your termination, or (ii) you commence employment with another employer that offers medical coverage. In the event of your involuntary termination without cause or your voluntary termination with good reason within twenty four months from the date of the IPO, the benefit opportunity will be equal to 100% of your current annual base salary plus 100% of your annual target bonus and COBRA coverage paid by the employer until the earlier to occur of the date (i) that is twelve months after your termination, or (ii) you commence employment with another employer that offers medical coverage. Additionally, all unvested stock options and restricted stock will immediately vest. Additional details will be provided in a separate severance agreement provided soon after acceptance of the employment offer.

Should you join Agilent Technologies/Verigy, you will have the opportunity to participate in Verigy’s Change of Control program, which provides certain benefits in the event of a termination under specified circumstances after a change of control. The benefit will include a severance payment equal to 200% of your annual base salary and target annual bonus as well as accelerated vesting of all outstanding stock options and restricted stock. The Verigy Change of Control agreement would go into effect after final distribution of Verigy stock by Agilent Technologies, Inc.

You will also be eligible for 20 days of Flexible Time Off (FTO), effective your first year of employment, and other Agilent Technologies/Verigy benefits, according to their terms. A few key Agilent Technologies/Verigy benefits are stock purchase plan, 401K plan; medical and dental plans.

Please note that this offer is contingent upon:

1.               Completion and return of Employment Acceptance form

2.               Completion and return of Agreement Regarding Confidential Information and Proprietary Developments

3.               Completion of a background check

(http://www.sterlingtesting.com/ad/agilent/bg)

Because we are committed to providing a safe and productive work environment, if you accept my employment offer you will be required to successfully complete a background check which includes verification of such things as prior employment and educational and criminal conviction history. An Agilent Technologies representative will contact you to assist with the background check.

Your employment with Agilent Technologies/Verigy shall be “at will” at all times.

Enclosed with this letter is a current copy of our Standards of Business Conduct. Adherence to these policies, including subsequent changes, is required of all employees. Also enclosed for your signature are (1) Agilent Technologies’ Agreement Regarding Confidential Information and Proprietary Developments and (2) the Employment Acceptance Form. You may notify me by phone or email of your intention to accept this offer; however for such acceptance to be valid, these forms must be signed and returned to me.

Keith, I am excited about the prospect of your joining Verigy. If you have any questions, please call me.

Sincerely,

Adrian Dillon

Executive Vice President

Finance and Administration

Chief Financial Officer

Enclosures